Exhibit 1A-1.1

Broker-Dealer Engagement Agreement – Reg A+ Tier 2

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between  Stock-Wars LLC (“Client”), a Nevada limited liability company, and Andes Capital Group, an Illinois Limited Liability Company (“Andes”) a FINRA registered Broker Dealer in all 50 states and Puerto Rico.  Client and Andes agree to be bound by the terms of this Agreement, effective as of January 22, 2025 (the “Effective Date”):

Whereas, Andes is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A Tier 2 (the “Offering”) for $15,000,000; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Appointment, Term, and Termination

Client hereby engages and retains Andes to provide operations and compliance services as listed:

a.	Act as the Broker of Record for 1A (SEC), 5110 (FINRA) and Blue-Sky (States & Territories) filings
b.	provide introductions and coordination with engaging additional parties and service providers
c.	assist with use of an “Issuer Reg A Raise” website where potential and current investors begin the process of onboarding/investing by entering their interest, required personal information and review and sign all offering related documentation;
d.	performing AML/KYC on all investors;
e.	coordination with Registered Transfer Agent of the Client;
f.	coordination with the escrow agent of the Client for funds raised;
g.	coordination with the Client’s legal partners; and
h.	providing other financial advisory services normal and customary for similar transactions and as may be mutually agreed upon by Andes and the Client (collectively, the “Services”).
i.	“Payment Rails” for the use of providing investors with the ability to invest in the offering using credit cards and/or ACH.

The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term.  If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Provider or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Andes commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies.  Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege.  No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.  All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2.            Services. Andes will perform the services listed above in section 1, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3.            Compensation. As compensation for the Services, Client shall pay to Andes fees equal to 1.0% for Broker of Record services listed in section 1 above on the aggregate amount raised by the Client. This will only start after FINRA Corporate Finance issues a No Objection Letter for the offering. Client authorizes Andes to deduct the fee directly from the Client’s third-party escrow or payment account. At 1.0%, the Maximum compensation is $150,000.

As compensation for Investor Outreach Services, where Andes will introduce the offering to its network of Institutional and Accredited types of investors, Client will pay Andes 6.0% of the successful amount raised only through Andes’ direct introductions and introductory efforts. At 6.0%, the Maximum compensation is $900,000.

Client agrees to compensate Andes with a one-time onboarding and consulting fee amounting to $5,000. This fee pertains to services provided by Andes in connection with the Offering, including but not limited to coordination with third-party vendors and providing general guidance regarding the Offering. The aforementioned fee shall become due and payable in full immediately upon the execution of this Agreement.

Including the FINRA Filing Fee (5110) explained in Section 4 below, the Maximum Expenses are $2,750 for FINRA and the Maximum Compensation for Andes is $1,055,000 ($150,000 for Broker of Record, $900,000 for Investor Outreach, and $5,000 for Onboarding).

4.            Regulatory Compliance

Client and all its third-party providers shall at all times (i) comply with direct requests of Andes; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement.  Client shall comply with and adhere to all Andes policies and procedures.

FINRA Corporate Filing Fee for this $15,000,000 best-efforts offering is $2,750 and will be a pass-through fee payable to Andes, from the Client, who will then forward it to FINRA as payment for the filing. This fee is due and payable prior to any submission by Andes to FINRA. The FINRA Fee is .00015 of the total offering amount + $500.

Client and Andes will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT Andes.

Client and Andes will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

Client and Andes agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.            Role of Andes.  Client acknowledges and agrees that Client will rely on Client’s own judgment in using Andes’ Services.  Andes (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Andes; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction.  Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

Client acknowledges and agrees that Andes was not made aware of any, nor was Andes part of the production or distribution or use of any “Testing The Waters” materials.

6.            Indemnification

a.	Client agrees to indemnify and hold Andes and each Registered Person harmless against any and all loss, liability, claim, damage and expense (including reasonable attorneys’ and accountants’ fees and including the costs of investigating any event related to any action or proceeding between the parties or otherwise) arising out of or based upon Client’s bad faith, gross negligence or willful misconduct.

b.	Andes agrees to indemnify and hold Client and its principals, shareholders, members, directors, officers, employees, affiliates and agents harmless against any and all loss, liability, claim, damage and expense whatsoever (including attorneys’ and accountants’ fees and including the costs of investigating any event related to any action or proceeding between the parties or otherwise) based upon Andes’ bad faith, fraud, negligence, willful misconduct or breach of this Agreement.

c.	The indemnities in this Section 6 shall survive the termination of this Agreement.

7.            Legal

Each provision of this Agreement is several and is not affected if another provision of this Agreement is found to be invalid or unenforceable or to contravene applicable law or regulations. This Agreement is not intended to and does not confer any rights upon any shareholder of the Client or, except as expressly provided herein, any other person. The provisions of this letter agreement shall be binding upon the Client and its successors and assigns.

Nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Client and Andes. No term or provision of this agreement may be amended, discharged or modified in any respect except in writing signed by the parties hereto. This Agreement sets out the entire agreement between us.

This Agreement will be construed in accordance with the laws of the State of Illinois. Any dispute, controversy or claim directly or indirectly relating to or arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

The costs and expenses (including reasonable attorney’s fees of the prevailing party) shall be borne and paid by the party that the arbitrator, or arbitrators, determines is the non-prevailing party. The Client agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Illinois in connection with any action brought to enforce an award in arbitration and in connection with any action to compel arbitration.

Each of Andes and the Client on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Andes pursuant to, or the performance by Andes of the services contemplated by this agreement.

Pursuant to the requirements of the USA Patriot Act (the “Act”) and other applicable laws, rules and regulations, Andes is required to obtain, verify and record information that identifies the Client, which information includes the name and address of the Client and other information that will allow Andes to identify the Client in accordance with the Act and such other laws, rules and regulations.

8.            Confidentiality

“Confidential Information” means any information disclosed to a receiving party by the disclosing party, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation announced and unannounced products, disclosed and undisclosed business plans and strategies, financial data and analysis, customer names and lists, customer data, funding sources and strategies, and strategies involving strategic business combinations which are conspicuously labeled and/or marked as being confidential or otherwise proprietary to the disclosing party. The receiving party agrees not to disclose any Confidential Information to third parties or to employees of the receiving party, except to its officers, directors, employees, partners, and advisors (including, but not limited to legal counsel, consultants, accountants and financial advisors). Those that receive the Confidential Information, collectively, “Representatives”, are required to have the Confidential Information in order to evaluate or engage in discussions concerning the opportunity. The Client will only release the Confidential Information to Representatives after first apprising such Representatives of their obligation to treat such disclosed information as Confidential Information of the disclosing party.

Should the Client wish to proceed, please confirm acceptance of the terms of this Agreement by signing and returning one copy to me.

9.            Miscellaneous

ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

This Agreement will be binding upon all successors, assigns or transferees of Client.  No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement.  Client and Andes will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement.  Notwithstanding any provisions to the contrary within, Client agrees that Andes may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Client:	Stock-Wars LLC	Andes Capital Group LLC

Signature:	/s/ Theodore Pysh	/s/ Curtis Spears

Print Name:

Title:	CEO	President

Date:	10/1/2024	January 22, 2025